Exhibit 10.1

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT WAS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OMITTED INFORMATION WAS REPLACED WITH BLANKS.

AMENDED AND RESTATED PULP SUPPLY AGREEMENT

BETWEEN

KIMBERLY-CLARK GLOBAL SALES, INC.

AND

NEENAH PAPER, INC.

MADE AS OF

November 30, 2004

and

AS AMENDED AND RESTATED AS OF

August 29, 2006

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		Page

ARTICLE 4	PRICE AND PAYMENT TERMS	8

4.01	Price	8
4.02	Discounts	9
4.03	Freight and Other Shipping Costs	9
4.04	Payment Terms	9

ARTICLE 5	SHIPMENT AND DELIVERY	9

5.01	Shipment Method/Shipping and Delivery Points	9
5.02	Arrearage	10
5.03	Title and Risk of Loss	10
5.04	Bale Finishing	10

ARTICLE 6	TERM AND TERMINATION	10

6.01	Term	10
6.02	Termination	10
6.03	Termination Limitation	10
6.04	Termination Without Cause	11
6.05	Effect of Termination	11
6.06	Partial Termination by Seller	12
6.07	Partial Termination by KC	11
6.08	Freight Incentive During a Freight Agreement Period	11
6.09	Absence of a Resumption Notice by Sepetmber 29, 2006	12

ARTICLE 7	CLAIMS: DISPUTE RESOLUTION	13

7.01	Claims	13
7.02	Dispute Resolution	13
7.03	Litigation	13
7.04	Governing Law	13

ARTICLE 8	INDEMNIFICATION	13

ARTICLE 9	CONTINGENCIES	14

9.01	Force Majeure	14
9.02	Environmental/Safety Laws	17
9.03	Forestry Considerations	17
9.04	Notice	17

ARTICLE 10	CONFIDENTIALITY	18

ARTICLE 11	CUSTOMS	18

ARTICLE 12	GENERAL	18

12.01	Parties Bound/Assignment	18
12.02	Right of Offset	18
12.03	Compliance With Law	18
12.04	Independent Contractor Status	19
12.05	Waiver of Breach	19
12.06	Notices	19

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12.07	Severability of Provisions	20
12.08	Headings	20
12.09	Entire Agreement	20
12.10	Counterparts	20

EXHIBIT A	PULP PURCHASE OBLIGATIONS, SUPPLY OBLIGATIONS, DELIVERY POINTS AND TRANSPORTATION TERMS

EXHIBIT B	SPECIFICATIONS

EXHIBIT C	DISCOUNT SCHEDULE

EXHIBIT D	CERTIFICATE

SCHEDULE A	PULP PURCHASE OBLIGATIONS, SUPPLY OBLIGATIONS, DELIVERY POINTS AND TRANSPORTATION TERMS FOLLOWING THE EFFECTIVE DATE OF A REDUCTION NOTICE BY SELLER

iii

AMENDED AND RESTATED PULP SUPPLY AGREEMENT

THIS AMENDED AND RESTATED PULP SUPPLY AGREEMENT (the “Agreement”), entered into as of the 29th day of August, 2006, is by and between NEENAH PAPER, INC., a Delaware corporation (“Seller”), and KIMBERLY-CLARK GLOBAL SALES, INC., a Delaware corporation (“K-C”).

WITNESSETH

WHEREAS, pursuant to a Distribution Agreement (the “Distribution Agreement”) dated as of November 30, 2004, Kimberly-Clark Corporation, a Delaware corporation (“Parent”), transferred certain assets and businesses to Seller and its subsidiaries in connection with a tax free spin-off of Parent’s United States paper and Canadian pulp businesses to the stockholders of Parent (the “Spin-off Transaction”); and

WHEREAS, following the Spin-off Transaction, Seller and its subsidiaries owned and operated pulp mills and related woodlands operations in Terrace Bay, Ontario and Pictou, Nova Scotia; and

WHEREAS, as part of the Spin-off Transaction, K-C and Seller entered into a Pulp Supply Agreement (“PSA”), dated as of November 30, 2004, pursuant to which K-C thereafter purchased from Seller, and Seller sold to K-C, Pulp, as defined herein; and

WHEREAS, the PSA was amended by that certain Amendment to the PSA, dated as of January 16, 2006 (the “Amended PSA”), entered into by Seller and K-C to address, among other matters, a Force Majeure Event anticipated at Seller’s Terrace Bay, Ontario mill (the “Terrace Bay Mill”); and

WHEREAS, Seller delivered to K-C a Force Majeure Notice on April 3, 2006 in accordance with Section 9.01 of the Amended PSA stating that a Force Majeure Event had occurred at its Terrace Bay Mill that prevented Seller from meeting its obligations under the Amended PSA, effective on or about April 5, 2006; and

WHEREAS, Seller has informed K-C that Seller has entered into two asset purchase agreements, one with Terrace Bay Pulp Inc. (“TBPI”) and the other with Eagle Logging Inc (“Eagle”), whereby Seller will sell, respectively, to TBPI, substantially all of the assets and properties used to produce pulp at its Terrace Bay Mill (“Terrace Bay Operations”) and to Eagle, all of the assets and properties of its Longlac Woodlands operations (“Longlac Operations”); and

WHEREAS, Seller has also informed K-C that (i) it intends to issue a Resumption Notice to K-C on or before August 31, 2006 stating, among other things, the dates and quantities of Pulp available for purchase by K-C and (ii) that contemporaneously with the closing of the sale of its Terrace Bay Operations and Longlac Operations, Seller will enter into a toll manufacturing agreement with TBPI whereby TBPI will produce and sell Pulp to Seller who, in turn, will sell Pulp to K-C under the terms of this Amended PSA; and

WHEREAS, K-C and Seller desire to enter into this Agreement in order to reflect the foregoing circumstances and the terms and conditions under which K-C will continue to purchase from Seller, Pulp produced at TBPI’s Terrace Bay Mill and at Seller’s Pictou, Nova Scotia pulp mill (the “Pictou Mill”).

NOW THEREFORE, in consideration of the foregoing premises, which are incorporated herein, and the mutual covenants recited hereinafter, it is hereby agreed as follows.

ARTICLE 1

DEFINITIONS

The following terms shall have the meanings set forth below when used in this Agreement and when used in any Purchase Order issued pursuant to this Agreement.

1.01                           Airdry Metric Ton (“ADMT”).  One Thousand (1,000) kilograms of air-dry Pulp, containing ninety percent (90%) bone-dry fiber and ten percent (10%) moisture.

1.02                           Annual Supply Obligation or ASO.  The maximum tonnage of Pulp, as set forth in Exhibit A hereto and as amended from time to time, which Seller must make available to K-C for purchase in any one Contract Year.

1.03                           Annual Purchase Obligation or APO.  The maximum tonnage of Pulp, as set forth in Exhibit A hereto and as amended from time to time, which K-C must purchase from Seller in any one Contract Year.

1.04                           Contract Year.  Any of the consecutive calendar years in the term of this Agreement, with the first year beginning on January 1, 2005 and ending December 31, 2005.

1.05                           Delivery Point.  The facilities or ports set forth in Exhibit A, or as otherwise mutually agreed to by the parties in writing from time to time.

1.06                           Distribution Date.  As such term is defined in the Distribution Agreement.

1.07                           Environmental/Safety Laws.  Any foreign or domestic law, regulation, rule, order or directive related to a concern for human health, safety, welfare or the natural environment, which in any way affects Seller’s ability to sell Pulp to K-C or K-C’s ability to purchase and utilize Pulp, all pursuant to the terms hereof.

1.08                           Invoice Price.  Transaction Price less discounts as set forth in Exhibit C.

1.09                           Option Pulp.  Has the meaning stated in section 2.01 (e) hereof.

1.10                           Phase Down Period.  The two (2) year phase down period, invoked by either party pursuant to Section 3.02 or Section 6.03.

1.11                           Pulp.  Prime bleached Elemental Chlorine Free (“ECF”) grade northern bleached softwood kraft (NBSK) or hardwood kraft (NBHK, which is either High-Maple or Aspen as requested by K-C) pulp grades meeting the Specifications and the provisions of Section 9.02 hereof.

1.12                           Regions.  K-C’s global locations referred to regionally as: North America (US and Canada), and Europe.

1.13                           Shipping Points.  Seller’s existing stocking terminals from which Pulp purchased by K-C is to be shipped, or such other locations as the parties mutually agree in writing.

1.14                           Specifications.  Any or all of K-C’s Pulp specifications listed in Exhibit B hereto, as amended from time to time by mutual agreement of the parties.

1.15                           Transaction Price.  The price, in USD, per ADMT of Pulp from which discounts are to be taken as set forth in Article 4.

1.16                           2004 Supply Period.  The period from the day after the Distribution Date to December 31, 2004, inclusive.

1.17                           Force Majeure Event.  Any cause or event that is beyond the affected party’s immediate or reasonable control and which arises without its fault or negligence, including an act of God, war or threat of war, strike or other form of labor disturbances (but excluding a lock-out by the employer), fire, explosion, or other casualty, any law, restraint, rule, regulation or other governmental restriction, or by any Environmental/Safety Laws.

1.18                           Force Majeure Period.  The period of time beginning on the first day that a Force Majeure Event prevents a party from performing its obligations hereunder and ending on the date that such event no longer prevents the applicable party from performing its obligation hereunder.  In the event of a Force Majeure Event affecting Seller’s ability to perform its obligations, hereunder, the commencement date of such Force Majeure Period shall be the day of the month on which Seller is no longer able to ship Pulp to K-C in accordance with the K-C forecast in effect on the date of Seller’s Force Majeure Notice.

1.19                           Force Majeure Notice.  A written notice given by one party to the other pursuant to Section 9.01 that (a) specifies the Force Majeure Event that prevents the affected party from timely performing its obligations under this Agreement, (b) quantifies, to the extent practicable, the quantities of Pulp that the affected party expects to be able to deliver or purchase during the Force Majeure Period, and (c) provides the affected party’s best estimate under the circumstances of when the Force Majeure Period commenced or will commence and when the Force Majeure Period will end, each to the best knowledge of the party providing the Force Majeure Notice.

1.20                           Freight Agreement Period.  Has the meaning stated in Section 6.08 hereof.

1.21                           Resumption Notice.  A written notice given by a party who has previously given a Force Majeure Notice stating that the Force Majeure Event has ended and that such party is no longer prevented from performing its obligations under this Agreement because of the Force Majeure Event. The Resumption Notice shall specify the quantities of Pulp and the date on which purchases and sales of such quantities of Pulp previously affected by the Force Majeure Event will be available for purchase and sale, and the amount of the Annual Supply Obligation and the Annual Purchase Obligation for the remainder of the Contract Year in which the resumption date occurs.

1.22                           Step-down Notice.  A written notice given by K-C pursuant to Section 9.01(f).

1.23                           Seller Reduction Notice.  A written notice given by Seller pursuant to Section 6.06.

1.24                           K-C Reduction Notice.  A written notice given by K-C pursuant to Section 6.07.

ARTICLE 2

ANNUAL PURCHASE AND SUPPLY OBLIGATIONS; ANNUAL FORECASTS

AND QUARTERLY ESTIMATES; SAFETY STOCKS

2.01                           Annual Purchase and Supply Obligations/Option Tons.

(a)                                  Subject to the terms and conditions herein:

(i)                                     For the 2004 Supply Period, Seller shall make available to K-C for purchase, and K-C shall purchase from Seller, Pulp in each Region as set forth in Exhibit A; and

(ii)                                  Beginning January 1, 2005, Seller shall make the Annual Supply Obligations available to K-C for purchase, and K-C shall purchase from Seller, the Annual Purchase Obligations.

(b)                                 Failure of K-C to Satisfy its Annual Purchase Obligations.  If K-C fails to purchase the Annual Purchase Obligation for any Contract Year, and such failure is not excused pursuant to this Agreement, then in lieu of any other direct, indirect, incidental, special, or consequential damages arising from K-C’s failure to purchase, Seller shall be entitled to receive from K-C the Purchase Shortfall Amount (as defined below).  Upon notification that K-C will be unable to meet the Annual Purchase Obligation, Seller will diligently attempt to procure an alternate purchaser for that quantity of Pulp which, when added to the quantity of Pulp actually purchased by K-C during the applicable Contract Year, would equal the Annual Purchase Obligation for such year (the “Purchase Shortfall Quantity”).

The Purchase Shortfall Amount shall be equal to the amount Seller would have received from K-C had K-C purchased the Purchase Shortfall Quantity in accordance with the price and payment terms in Article 4 of this Agreement (the “Purchase Shortfall Price”), reduced by the amount of payments made to Seller for the Purchase Shortfall Quantity by alternate purchasers (the “Purchase Shortfall Mitigation Amount”), and increased by ten percent (10%) of the difference between the Purchase Shortfall Price and the Purchase Shortfall Mitigation Amount.  If the Purchase Shortfall Mitigation Amount is greater than the Purchase Shortfall Price, then the Purchase Shortfall Amount will be zero.

Any tonnage for which payment is made by K-C as a result of the circumstances described in this subparagraph (b) shall be deducted from K-C’s Annual Purchase Obligation and Seller’s Annual Supply Obligation for such Contract Year.

(c)                                  Failure of Seller to Satisfy its Annual Supply Obligations.  If Seller fails to make available for purchase by K-C the Annual Supply Obligation for any Contract Year, and such failure is not excused pursuant to this Agreement, then in lieu of any other direct, indirect, incidental, special, or consequential damages arising from Seller’s failure to sell, K-C shall be entitled to receive from Seller the Supply Shortfall Amount (as defined below). The quantity of Pulp which, when added to the quantity of Pulp actually supplied by Seller during the applicable Contract Year, would equal the Annual Supply Obligation for such year is referred to below as the “Supply Shortfall Quantity”).

The Supply Shortfall Amount shall be equal to the price paid by K-C for the Supply Shortfall Quantity on the open market (the “Supply Shortfall Cover Amount”), reduced by the price K-C would have paid Seller for the Supply Shortfall Quantity if Seller had supplied such Pulp as required by this Agreement (the “Supply Shortfall Price”) and increased by ten percent (10%) of the difference between the Supply Shortfall Cover Amount and the Supply Shortfall Price.  If the Supply Shortfall Cover Amount is less than the Supply Shortfall Price, then the Supply Shortfall Amount will be zero.

Any tonnage purchased elsewhere by K-C as a result of the circumstances described in this subparagraph (c) shall be deducted from K-C’s Annual Purchase Obligation and Seller’s Annual Supply Obligation for such Contract Year.

(d)                            Shortfall Payments; Exclusive Remedy.  In the event that a shortfall occurs in the Annual Purchase Obligation, or in the Annual Supply Obligation, the Purchase Shortfall Amount or the Supply Shortfall Amount, as the case may be, shall be payable within forty-five (45) days of the date that a written claim is made, provided that such claim shall not be made until the amount of the shortfall can be determined with reasonable certainty.  Seller’s sole remedy for K-C’s unexcused failure to satisfy its Annual Purchase Obligation shall be as set forth in paragraph 2.01(b).  K-C’s sole remedy for Seller’s unexcused failure to satisfy its Annual Supply Obligation shall be as set forth in paragraph 2.01(c).

(e)                             K-C Option Tons in 2006 and 2007.  In addition to K-C’s Annual Purchase Obligations for 2006 and 2007, respectively, K-C shall have the right to purchase additional ADMT of North American softwood Pulp for delivery to North America Delivery Points (“Option Tons”) in 2006 and 2007, respectively, to be allocated 75% to the Terrace Bay Mill and 25% to the Pictou Mill, unless the parties otherwise agree in writing, and, further, subject to the following limitations:

(i)                                     2006 Option Tons.  K-C may elect to purchase from Seller during the months of October, November and December 2006 up to 20,000 Option Tons by delivering to Seller on or before September 10, 2006 a written notice specifying the ADMT quantity of Option Tons from each pulp mill to be delivered to K-C during each such month; provided, however, that in no event, shall Seller be obliged to deliver to K-C Delivery Points more than 10,000 Option Tons during any single month.

(ii)                                  2007 Option Tons.  K-C may elect to purchase from Seller during 2007 up to 50,000 Option Tons by delivering to Seller on or before October 15, 2006 a written notice specifying the ADMT quantity of Option Tons from each pulp mill to be delivered to K-C and each month in which such deliveries shall be made; provided, however, that in no event shall Seller be obliged to deliver more than 6,500 Option Tons in any single month in 2007.

2.02                           Regional Terms.  Both parties agree that the terms and conditions of this Agreement adequately reflect differences in market Regions for Pulp specifications, transaction price, delivery, and payment terms.

2.03                           Quarterly Estimates.  Beginning with the calendar quarter commencing January 1, 2005, the parties shall communicate thirty (30) days prior to the commencement of each quarter to forecast:  1) proposed quarterly purchases to be made by K-C for each of K-C’s mills listed in Exhibit A; and 2) the month within the calendar quarter upon which Seller shall make such quantities available to K-C.

2.04                           Annual Forecasts.  By October 15 of each preceding Contract Year, for general guidance, K-C shall provide Seller with K-C’s preliminary non-binding forecast of purchases for the subsequent Contract Year.  K-C shall provide Seller with its final non-binding forecast of purchases for each subsequent Contract Year by November 15.  Additionally, on an annual basis Seller and K-C may agree to start discussions on or before October 15, without binding obligation unless so mutually agreed, to increase the volume of Pulp to be supplied and purchased above the volumes required by this Agreement, and such discussions will conclude by November 15 (regardless whether mutual agreement is reached or not).  If mutually agreed upon, the additional volume of Pulp to be supplied and purchased will be according to the terms and conditions of this Agreement.

2.05                           Safety Stocks.  Seller shall maintain safety stocks which are adequate to assure the continuous supply of Pulp to K-C set forth in Exhibit A, taking into account K-C’s forecasts, Seller’s production schedule, normal shipping times for vessel and inland shipments and other pertinent factors.  In the event that K-C believes that additional safety stock is required, K-C shall discuss in good faith the safety-stock levels with Seller.  If after the discussions, K-C reasonably determines that additional safety stock is needed, it shall so notify Seller and, at Seller’s election either (i) Seller may bring the safety-stock level to the required level within 30 days of receipt of K-C’s notice or (ii) K-C may purchase Pulp from other suppliers and Seller shall pay K-C the difference between the higher price paid by K-C for safety stock on the open market and the price K-C would have paid Seller if Seller had supplied Pulp as required by this Agreement, plus liquidated damages equal to ten percent (10%) of such difference in lieu of any other direct, indirect, incidental, special or consequential damages arising from such failure to deliver. Any tonnage purchased by K-C from other suppliers pursuant to this Section 2.05 shall be deducted from K-C’s Annual Purchase Obligation and Seller’s Annual Supply Obligation.

2.06                           Ordering.  Periodic scheduling instructions for Pulp shall be placed by K-C and followed by Seller as follows, or as the parties may otherwise mutually agree in writing from time to time:

(a)                                  K-C shall advise Seller of K-C’s particular need for Pulp under this Agreement (a “Delivery Schedule”).  The Delivery Schedule shall be communicated to Seller, at least 30 days prior to the date on which the shipment would be scheduled to leave the mill, by e-mail, or other means mutually agreed upon in writing by K-C and Seller.  The Delivery Schedule shall set forth:

(i)                                     the specific quantity and grade of Pulp needed;

(ii)                                  the requested shipping date(s) and delivery date(s); and

(iii)                               shipping instructions and Delivery Points.

(b)                                 Subject to K-C’s obligations pursuant to Section 2.01, K-C may cancel any specific quantity of Pulp specified in the Delivery Schedule by providing a revised Delivery Schedule to Seller for such quantity, by e-mail, or other means mutually agreed upon in writing by K-C and Seller.  If the revised Delivery Schedule for such quantity is received by Seller prior to Seller delivering such quantity to a carrier for shipment, then K-C will be responsible for any out-of-pocket demurrage or other costs incurred by Seller as a result of such cancellation, provided that Seller uses commercially reasonable efforts to mitigate any such additional costs.  If the revised Delivery Schedule for such quantity is received by Seller after such quantity has been delivered to a carrier for shipment, then K-C will be responsible for any additional costs incurred by Seller in complying with the revised Delivery Schedule for such quantity, provided that Seller uses commercially reasonable efforts to mitigate any such additional costs.

(c)                                  Upon Seller’s receipt of a Delivery Schedule, Seller shall promptly notify K-C of any proposed deviations from K-C’s instructions.

ARTICLE 3

QUALITY AND SPECIFICATIONS; SPECIFICATION CHANGES;

WARRANTIES; PRODUCT SAFETY CERTIFICATIONS;

REPORTS, RECORDKEEPING, AND ACCESS

3.01                           Quality and Specifications.  The Pulp to be sold and purchased hereunder shall be consistent with the quality of prime pulp grades used throughout the world and shall be produced in accordance with and shall meet all of K-C’s requirements and Specifications as set forth in this Agreement and K-C’s shipping instructions under Article 5. In the event of any conflict or inconsistency between or among requirements, standards or conditions and unless otherwise herein specifically provided otherwise, the higher or more detailed requirement, standard or condition shall control. The parties agree to work together to make any necessary changes to the Specifications to ensure that the Pulp meets the performance, processing and other requirements in the manufacture of products into which the Pulp is incorporated and that the requirements of such products are met.

3.02                           Specifications Change.  K-C shall have the right to propose reasonable changes to Specifications at any time during the term of this Agreement, and Seller agrees to use its commercially reasonable efforts to meet such changes within a reasonable period of time (not to exceed 90 days) after K-C’s written request has been received.  For purposes of this paragraph, a reasonable change to Specifications shall mean that the Specifications requested could be met by third-party pulp suppliers in the commercial pulp market.  If Seller is unable to meet such changes within such reasonable period, K-C may purchase Pulp meeting changed Specifications elsewhere, and K-C’s Annual Purchase Obligations shall be reduced accordingly.  If Seller is able to make such changes, but Seller’s costs are increased or decreased as a direct result of such revised Specifications, Seller and K-C agree to negotiate in good faith to establish, within thirty (30) days of Seller’s knowledge that price changes shall result, any commercially reasonable revisions in price and terms. If the parties are unable to agree on a price adjustment within such 30 day period and K-C elects not to forego the Specifications change, irrespective of any other provision hereof, either party shall have the right to commence the Phase Down Period immediately with respect to the quantity of Pulp for which the change to Specifications was requested.

Seller understands that the introduction of process changes in its Pulp manufacturing can potentially affect K-C’s manufacturing process and/or final product attributes.  Therefore, Seller will provide K-C with Pulp samples for evaluation at least one hundred twenty (120) days in advance of making any such changes.  If, in the sole, reasonable opinion of K-C, a process change by Seller will negatively affect K-C’s manufacturing process and/or final product attributes, then K-C agrees to give Seller an additional ninety (90) days written notice of such negative effects. At the end of such ninety (90) day notice period Seller shall either revoke such process change or immediately and permanently release K-C from its purchase obligations under this Agreement as to the Pulp in question.

3.03                           Forestry.

(a)                                  Seller shall, by December 31, 2005, cause its wholly-owned wood fiber suppliers to be formally certified in one of the internationally-recognized forest certification programs, such as the American Forest and Paper Association’s (AF&PA) Sustainable Forestry Initiative® (SFI) program.  In addition, Seller agrees that the woodlands operated by TBPI will have submitted all appropriate applications and documentation, and done all things necessary to support said applications, to be “audit ready” for certification in the SFI program on or before March 31, 2007.  TBPI will exert commercially reasonable best efforts to remediate any deficiencies noted in the SFI audits of TBPI’s woodlands and to have formal SFI certification issued as soon as reasonably possible following submission of its SFI certification applications and will have obtained SFI certification for all of the woodlands operated by TBPI on or before

June 30, 2007. Notwithstanding the immediately preceding sentence, TBPI will obtain SFI certification for the Ogoki forest (which, in conjunction with fiber from other certified forests, will provide at least 85% of the wood fiber to the Terrace Bay Mill) on or before April 30, 2007 and shall exert commercially reasonable best efforts to obtain SFI certification on the Ogoki forest on or before April 15, 2007.  TBPI shall provide copies of all applications for SFI certification of the woodlands operated by TBPI to Seller and K-C within a reasonable period of time following the filing of said applications and shall provide copies of all audit reports to Seller and K-C when received.  Seller shall also use its commercially reasonable efforts to work with and encourage its other industrial contract wood fiber suppliers (including purchasers of land from Seller in Nova Scotia as it relates to the purchased lands) to become certified in one of the internationally-recognized forest certification programs and shall encourage its non-industrial contract wood suppliers to adopt the principles of sustainable forestry and to seek independent certification of their woodlands in an appropriate program such as the American Tree Farm System’s Standards of Sustainability for Forest Certification.  Further, for all Pulp supplied by Seller to K-C from the Terrace Bay Mill, at least 85% of the fiber used in the production of such Pulp shall be produced from certified wood fiber on or before April 30, 2007 and all of the wood fiber used in the production of such Pulp shall be manufactured from certified fiber on or before June 30, 2007.  On or before June 30, 2007, and thereafter for the remainder of the term of this Agreement, all Pulp supplied to K-C from the Terrace Bay Mill will meet the labeling and certification requirements of one of the internationally-recognized forest certification programs and on or before April 30, 2007, at least 85% of the Pulp supplied to K-C shall be produced with certified wood fiber.  Seller further agrees that all Pulp supplied by Seller to K-C from the Pictou Mill will continue to meet the labeling and certification requirements of one of the internationally-recognized forest certification programs during the term of this Agreement.

(b)                                 By January 1, 2007 Seller agrees that TBPI shall develop and present to K-C a plan to obtain Forest Stewardship Council certification for the Kenogami Woodlands including the shortest, reasonable timeline for implementing such plan, and how, if possible, sufficient quantities of FSC certified wood fiber could be made available to allow all Pulp sold to K-C from the Terrace Bay Mill to meet the FSC’s labeling and certification requirements for FSC certified pulp. The parties agree to negotiate in good faith (including negotiations with TBPI) with respect to any changes necessary to this Agreement required to implement said plan upon commercially reasonable terms, including price, timing, contract length, cost allocation and any other relevant terms and condtions for sale by Seller and purchase by K-C of such FSC certified Pulp.

3.04                           Warranties; Product Safety Certification.

(a)                                  Each party represents and warrants to the other party that:

(i)                                     it is a corporation duly organized, existing and in good standing under the laws of the state of Delaware and its execution and performance of this Agreement is within its corporate powers, has been duly authorized, and is not in contravention or violation of its charter, by-laws or any corporate resolution or of law or of any indenture, agreement, undertaking or other obligation to which it is bound;

(ii)                                  it has obtained all governmental licenses, approvals and registrations necessary to perform and fulfill its obligations under this Agreement;

(iii)                               the individual signing this Agreement on its behalf is duly authorized to do so and this Agreement is legally valid, binding and enforceable in accord with its terms; and

(iv)                              it shall take all steps necessary to assure that all delivery dates and other obligations established in this Agreement by it to be performed are met in a timely fashion.

(b)                                 Seller agrees that the Pulp shall be, at the time of delivery to K-C, free from contamination or other defects and shall conform in all respects with the Specifications and other requirements hereof.

(c)                                  Seller agrees that, in addition to the other requirements of this Agreement, each shipment of the Pulp:

(i)                                     shall conform to the U.S. Food and Drug Administration requirement for pulp as defined in 21 C.F.R. Section 186.1673, and requirements for Indirect Food Additives: Pulp and Paperboard Components as defined in 21 C.F.R. Part 176; and

(ii)                                  will be sufficiently tested to certify that it meets the Council of Northeast Governors (“CONEG”) heavy metal requirements for levels of lead, mercury, cadmium and chromium.

Upon execution of this Agreement, Seller shall provide to K-C a certificate attesting to the foregoing in the form attached hereto as Exhibit D.

(d)                                 Seller represents and warrants to K-C that, as long as TBPI manufacturers Pulp for Seller for sale to K-C under the terms of this Agreement:

(i)                                     TBPI has obtained, or will obtain within a commercially reasonable period of time following the execution of this Agreement, all material governmental licenses, approvals and registrations necessary to perform and fulfill its duties to manufacture Pulp in accordance with this Agreement for Seller;

(ii)                                  Seller is at all times responsible for the full performance of its obligations under this Agreement;

(iii)                               Seller will not create any obligation on the part of K-C to pay any sums directly to TBPI;

(iv)                              Seller will be fully responsible for the acts and omissions of TBPI in the performance of Seller’s obligations under this Agreement to the extent such acts or omissions cause liability to K-C; and

(v)                                 Seller and TBPI have entered into a Pulp Manufacturing Agreement and such agreement is legally valid, binding and enforceable in accordance with its terms and is not inconsistent with the terms of this Agreement.

3.05                           Reports, Recordkeeping, and Access.  Seller shall maintain a quality assurance program that meets the sampling process, test methods and technical attributes set forth in the Specifications in Exhibit B.  Seller understands that K-C relies on Seller’s quality assurance program to assure that Pulp delivered is in compliance with the Specifications and other provisions set forth herein.  During the term of this Agreement, Seller shall collect and for five (5) years after termination hereof, shall maintain: (i) process control data and property data typical in the industry for the production of Pulp, (ii) all data required to document compliance with the Specifications and other terms hereof, and (iii) any other process control or property data related to the production of Pulp as K-C may from time to time reasonably request.  Seller shall provide K-C, upon its request, with access, at reasonable times, to Seller’s facilities and cause TBPI to provide such access to the facilities of TBPI, for purposes of reviewing such operations and Seller’s compliance with the terms hereof, including Seller’s records required to be kept pursuant to this Section 3.05.

ARTICLE 4

PRICE AND PAYMENT TERMS

4.01                           Price.

(a)                                  The parties acknowledge that the price for Pulp fluctuates with market conditions and agree that the price at which Seller shall sell and K-C shall purchase Pulp hereunder shall be determined as set forth in this Article 4.  In order to determine the price for Pulp invoiced in any given month, the parties shall first establish the Transaction Price which shall be based on the prevailing price per ADMT of Pulp for the preceding month as quoted by one or more major, regular market producers of prime bleached Pulp for contract or regular, long-term customers for any given month.  Based upon such quote(s), Seller and K-C shall attempt to mutually agree on the applicable Transaction Price for any given month’s shipments.  If the parties cannot agree on the Transaction Price, then the Transaction Price shall be determined by reference to published market data as follows:

For Softwood (NBSK) Shipped to North American Delivery Points:

The Transaction Price shall be the average of:

1)                                      Pulp and Paper Week’s posted price in the “Price Watch: Market Pulp” table for the preceding month.  In the case of a range of prices, the range average; and

2)                                      The posted price in RISI World Pulp Monthly’s “Table 5 Market Pulp Price Summary” Delivered to United States for the preceding month.

In the event that the next issue of the subject publications adjusts or corrects previously published prices, such resulting adjustments shall be credited to the proper party and incorporated into the methodology on a going-forward basis.

For Hardwood (NBHK):

The Transaction Price shall be the posted Aspen and Maple price in RISI World Pulp Monthly’s “Table 5 Market Pulp Price Summary” Delivered to United States for the preceding month.

For Softwood (NBSK) Shipped to European Delivery Points:

The Transaction Price shall be the average of:

1)                                      The Hawkins Wright PulpWatch posted price in the “Price Indication” table for the preceding month.  In the case of a range of prices, the range average; and

2)                                      The posted price in RISI World Pulp Monthly’s “Table 5 Market Pulp Price Summary” Delivered to Europe for the preceding month.

In the event that the next issue of the subject publications adjusts or corrects previously published prices, such resulting adjustments shall be credited to the proper party and incorporated into the methodology on a going-forward basis.

Discontinuation of a Publication

In the event that one or more of the subject publications cease to exist, then the parties agree to negotiate in good faith to determine a commercially reasonable alternative to that publication for use in this Section 4.01.

(b)                                 Notwithstanding anything in Section 4.01(a) to the contrary, in no event shall the Transaction Price for NBSK shipped during the period from the Distribution Date to and including December 31, 2007 to North American Delivery Points be less than $       per ADMT or more than $       per ADMT.

4.02                           Discounts.  The price to be paid by K-C for Pulp purchased pursuant to this Agreement shall be the Transaction Price established pursuant to Section 4.01 (including, if applicable Section 4.01(b)) less the discounts set forth in Exhibit C.

4.03                           Freight and Other Shipping Costs.  Except as otherwise set forth herein, Seller shall pay shipping costs for, and insure deliveries of Pulp to the Delivery Points set forth in Exhibit A.  K-C may request accelerated deliveries or designate other Delivery Points, in which event the parties shall review costs associated with such accelerated deliveries or other Delivery Points and establish appropriate shipping costs therefor.

4.04                           Payment Terms.  Seller shall invoice K-C on a per load basis for all Pulp sold under this Agreement.  K-C North America’s payment term is forty-five (45) days from date of shipment of Pulp.  Seller shall invoice K-C Europe and K-C Europe shall pay Seller sixty (60) days from vessel arrival.

ARTICLE 5

SHIPMENT AND DELIVERY

5.01                           Shipment Method/Shipping and Delivery Points.  All purchases of Pulp made hereunder shall be shipped from Seller’s Pictou Mill and TBPI’s Terrace Bay Mill to K-C Delivery Points consistent with the parties’ 2004 shipping history or as mutually agreed.  Commencing October 1, 2006, all deliveries of Pulp made hereunder shall be shipped from Seller’s Pictou pulp mill or TBPI’s Terrace Bay Mill to K-C Delivery Points consistent with the parties 2004 shipping history.  Seller shall deliver all Pulp to K-C at the Delivery Points set forth in Exhibit A, or as otherwise mutually agreed from time to time, in accordance with K-C’s shipping instructions.  All pulp received by K-C’s European locations shall be supplied solely by Seller’s Pictou Mill.

5.02                           Arrearage.  Seller shall make and monitor all shipments and deliveries in accordance with the shipment schedules specified in K-C’s shipping instructions.  When Seller becomes aware that it may be unable to ship any quantity of Pulp hereunder in accordance with K-C’s specified delivery schedule,

Seller shall immediately notify K-C both orally and in writing of this possibility, and the parties shall determine whether Seller can effect delivery to meet K-C’s requirements.  If, after discussion with Seller, K-C reasonably determines, in its sole good faith judgment, that Seller will not be able to make a delivery in time to meet K-C’s requirements, K-C shall have the right to obtain delivery of the required quantities of Pulp from an alternate supplier.  In the event that K-C is required to purchase Pulp from another supplier pursuant to this Section 5.02, Seller shall pay K-C the difference between the higher price paid by K-C for Pulp on the open market and the price K-C would have paid to Seller if Seller had supplied Pulp as required by this Agreement, plus liquidated damages equal to ten percent (10%) of such difference, in lieu of any other direct, indirect, incidental, special or consequential damages arising from such failure to deliver. Purchases by K-C of Pulp from another supplier pursuant to this Section 5.02 shall be deducted from K-C’s Annual Purchase Obligation and Seller’s Annual Supply Obligation.

5.03                           Title and Risk of Loss.  All shipments to North American Delivery Points shall be made FOB Delivery Point at which point risk of loss or damage shall pass to K-C.  All shipments to European Delivery shall be made CIF European Delivery Point and risk of loss or damage shall pass in accordance with such CIF terms.  Legal title to the Pulp shall pass to K-C at the Delivery Point designated by K-C.

5.04                           Bale Finishing.  For North America, Seller will use commercially reasonable best efforts to work with K-C to develop and supply wireless bales meeting K-C technical and transportation requirements no later than June 1, 2006 at Seller’s Pictou Mill and no later than June 1, 2007 at the Terrace Bay Mill.  For Europe, Seller will continue to provide wired bales, unless and until the parties mutually agree otherwise.  Additionally, Seller will use commercially reasonable efforts to work with K-C to create uniform bale shape, dimensions, weights, and wrap requirements that will be implemented by June 1, 2006, but the parties acknowledge that transitioning to uniform bale shape, dimensions, weights, and wrap requirements is capital intensive and that there is not currently a provision in the budget of Seller or of TBPI for such an outlay and operational priorities may delay the implementation of uniform bale shape, dimensions, weights, and wrap requirements.

ARTICLE 6

TERM AND TERMINATION

6.01                           Term.  The term of this Agreement shall commence on the Distribution Date, and shall continue until terminated in accordance with the terms of this Agreement.

6.02                           Termination.  This Agreement may be terminated:

(a)                                  Upon the mutual written agreement of the parties; or

(b)                                 Except as provided in Section 6.03 hereof, by either party for material breach of any of the terms hereof by the other party if the breach is not corrected (or remedied) within thirty (30) calendar days after written notice of breach is delivered to the defaulting party; or

(c)                                  Except as provided in Section 6.03 hereof, by either party, upon thirty (30) days written notice to the other party, for three or more material breaches of the terms of this Agreement by the other party within a Contract Year, whether or not such breaches have been cured; or

(d)                                 By either party, forthwith, upon written notice to the other party, if such other party shall become insolvent, or shall be placed in receivership, reorganization, liquidation or bankruptcy, by the other party, immediately, upon written notice; or

(e)                                  By K-C, forthwith, upon written notice to Seller, if for any reason, the ownership or control of Seller or any of Seller’s production facilities becomes vested in, or is made subject to the control or direction of, any direct competitor of K-C or any governmental or regulatory authority or any other third party, who in K-C’s reasonable judgment may not be able to reliably perform the obligations of Seller hereunder; or

(f)                                    By either party, upon no less than ninety (90) days written notice to the other party, in the event of a fundamental change in the nature of the business of either party that may substantially affect its ability to sell or to purchase and utilize Pulp hereunder; or

(g)                                 As otherwise provided for in this Agreement in Article 6, Sections 9.01, Section 9.02, Section 9.03, or Article 11.

6.03                           Termination Limitaton.  Neither party shall have the right to terminate its respective rights and obligations hereunder pertaining to the Pictou Mill pursuant to Sections 6.02(b) or (c) for any breach of the terms hereof relating to or otherwise arising out of the parties respective rights and obligations hereunder pertaining to the Terrace Bay Mill.  Additionally, neither party shall have the right to terminate its respective rights and obligations hereunder pertaining to the Terrace Bay Mill pursuant to Sections 6.02(b) and (c) hereof for any breach of the terms hereof relating to or otherwise arising out of the parties respective rights and oblilgations hereunder pertaining to the Pictou Mill.

6.04                           Termination Without Cause.

(a)                                  As to the Entire Agreement, at any time on or after December 31, 2007, either party may provide written notice to the other party of its intent to commence the Phase Down Period.  The notice shall specify the commencement date of such Phase Down Period.  The earliest that the twenty-four month Phase Down Period can start is January 1, 2009.  The Annual Purchase Obligation and Annual Supply Obligation under the Phase Down Period are set forth at Exhibit A.

(b)                                 As to that portion of the Agreement concerning NBHK Pulp only, Seller may give a three month written notice, consistent with timing of the Quarterly Estimate process per Section 2.03, to terminate the Purchase and Supply Obligations for the remaining hardwood Pulp grade.  The notice shall specify the effective termination date and must be acknowledged by K-C in writing.  For clarity, it is recognized that as of June 30, 2005 the Aspen Pulp grade was removed from the Amended PSA.

6.05                           Effect of Termination.  Upon termination of this Agreement:

(a)                                  The parties shall meet and discuss which outstanding and not yet fulfilled orders should be filled and which shall be cancelled.

(b)                                 Each party shall immediately return to the other (or destroy) all items of Confidential Information delivered hereunder and all copies thereof.

(c)                                  Seller shall continue to fulfill its warranty obligations with respect to any Pulp sold by Seller to K-C pursuant to this Agreement.

(d)                                 All requirements of warranties, reports, recording, access, indemnification, payment terms, obligations related to use or protection of Confidential Information, and provisions related to venue and choice of laws, shall survive termination or expiration of this Agreement according to their terms.

6.06                           Partial Termination by Seller. Seller may, on June 29, 2007 only, elect to permanently reduce its Annual Supply Obligation for softwood Pulp sourced from the Terrace Bay Mill by giving K-C a Seller Reduction Notice. The Seller Reduction Notice shall specify the Effective Date of the reduction, the amount of the reduced Annual Supply Obligation in North America for softwood Pulp from the Terrace Bay Mill, and shall reduce the Annual Supply Obligation for hardwood Pulp to zero. The Seller Reduction Notice shall be subject to the following limitations:

(a)                                  Without K-C’s written consent, Seller’s Annual Supply Obligation for softwood Pulp may not be reduced below the amounts set forth on the attached Schedule A.

(b)                                 Without the prior written consent of K-C, the Effective Date of the Seller Reduction Notice may not be earlier than June 30, 2008. Notwithstanding such restriction on the Effective Date of the Seller Reduction Notice, at the request of Seller, K-C shall exercise commercially reasonable efforts to purchase Pulp from third party producers as promptly as possible so as to enable the Effective Date to occur earlier than stated in the Seller Reduction Notice. To this end, K-C shall regularly communicate with Seller regarding its efforts to purchase Pulp from third party producers and will provide Seller with such other information regarding such efforts as the parties may reasonably agree upon. Nothing herein shall obligate K-C to disclose to Seller any information that K-C deems to be confidential or proprietary in the exercise of K-C’s reasonable commercial judgment, or that is subject to a confidentiality agreement with a third party.  Any reduction in the Annual Supply Obligation pursuant to this Section 6.06(b) shall reduce the Annual Purchase Obligation by an equal amount.

(c)                                  To the extent permitted by applicable law, rule, regulation or disclosure obligation, as determined in the sole discretion of Seller, the Seller Reduction Notice will be provided to K-C no less than thirty (30) days prior to any public disclosure of the event, circumstance or reason for the giving of the Seller Reduction Notice.

(d)                                 Without the prior written consent of K-C, no Seller Reduction Notice may be sent prior to December 1, 2006 unless accompanied by (i) a legal opinion in form and substance, from McDermott, Will & Emery or another law firm with a national reputation for a federal tax practice, acceptable to K-C in its sole discretion who will act as counsel to K-C for the purposes of such opinion, to the effect that any actions to be taken by Seller with respect to its Terrace Bay pulp mill in connection with the submission of the Seller Reduction Notice will not adversely affect the tax-free nature of the transactions described in the private letter ruling issued by the Internal Revenue Service (“IRS”) to Kimberly-Clark Corporation and dated September 15, 2004 (the “Private Letter Ruling”); (ii) a private letter ruling from the IRS that (A) approves a change in the “active trade or business” under the existing Private Letter Ruling from Seller’s Terrace Bay mill to another entity or business of Seller and (B) does not otherwise adversely affect the tax-free nature of the transactions described in the Private Letter Ruling, or (iii) a private letter ruling from the IRS which would otherwise establish that the actions to be conducted by Seller in connection with the submission of the Seller Reduction Notice will not adversely affect the tax-free nature of the transactions described in the Private Letter Ruling. At the request of Seller, K-C will cooperate with and support Seller’s reasonable efforts (and K-C agrees to undertake to engage the support and cooperation of Kimberly-Clark Corporation), on a timely basis, to obtain the legal opinion or the private letter rulings described in subparagraphs (i), (ii) and (iii) above; provided that Seller shall be responsible for, and shall promptly reimburse K-C for, all reasonable fees and expenses of K-C and/or Kimberly-Clark Corporation incurred by them in connection with any such requested cooperation.

(e)                                  It is expressly understood and agreed between the parties that during the period of time between the delivery date and the Effective Date of the Seller Reduction Notice, Seller may satisfy its obligation to supply Pulp under the Supply Agreement by supplying Pulp purchased from third parties that meets the Specifications and the provisions of Sections 9.02 and 9.03 and Articles 3 and 11 of the Supply Agreement.

6.07                           Partial Termination by K-C.  K-C may, on June 29, 2007 only, elect to permanently reduce its Annual Purchase Obligation for softwood Pulp sourced from the Terrace Bay Mill by giving Seller a K-C Reduction Notice. The K-C Reduction Notice shall specify the Effective Date of the reduction and the amount of the reduced Annual Purchase Obligation for softwood Pulp from the Terrace Bay Mill. The K-C Reduction Notice shall be subject to the following limitations:

(a)                                  Without Seller’s written consent, K-C’s Annual Purchase Obligation for softwood Pulp may not be reduced below the amounts set forth on the attached Schedule A.

(b)                                 Without the prior written consent of Seller, the Effective Date of the K-C Reduction Notice may not be earlier than June 30, 2008. Notwithstanding such restriction on the Effective Date of the K-C Reduction Notice, at the request of K-C, Seller shall exercise commercially reasonable efforts to sell Pulp on substantially the same economic and other terms and conditions to third party purchasers as promptly as possible so as to enable the Effective Date to occur earlier than stated in the K-C Reduction Notice. To this end, Seller shall use commercially reasonable efforts to cause TBPI to regularly communicate with K-C regarding its efforts to sell Pulp to third party purchasers and will provide K-C with such other information regarding such efforts as K-C and TBPI may reasonably agree upon. Nothing herein shall obligate Seller or TBPI to disclose to K-C any information that Seller or TBPI deems to be confidential or proprietary in the exercise of Seller’s or TBPI’s reasonable commercial judgment, or that is subject to a confidentiality agreement with a third party.  Any reduction in the Annual Purchase Obligation pursuant to this Section 6.07(b) shall reduce the Annual Supply Obligation by an equal amount.

(c)                                  To the extent permitted by applicable law, rule, regulation or disclosure obligation, as determined in the sole discretion of K-C, the K-C Reduction Notice will be provided to Seller no less than thirty (30) days prior to any public disclosure of the event, circumstance or reason for the giving of the K-C Reduction Notice.

6.08                           Freight Incentive During a Freight Agreement Period.

(a)                                  If during a Freight Agreement Period, as defined in this Section 6.08, K-C requests that Seller supply Pulp from the Pictou Mill to Delivery Points that are customarily supplied from Terrace Bay, the parties acknowledge that the freight and other shipping costs to be incurred by Seller under Section 4.03 could be higher because the Pictou Mill is further from some Delivery Points than is Terrace Bay.  In order to create an incentive for K-C to plan purchases of third party Pulp in a manner that will result in lower freight and shipping costs under Section 4.03, Seller will make a payment to K-C and K-C will make a payment to Seller, in the amounts and on the terms and conditions set forth below:

(i)                                     Definitions.

A.           Group I Delivery Points means Chester, Pennsylvania; Mobile, Alabama; Huntsville, Ontario; and New Milford, Connecticut;

B.             Group II Delivery Points means Beech Island, South Carolina; Jenks, Oklahoma; Corinth, Mississippi; and All European Delivery Points;

C.             Group I Base Line means 40% of Pictou Mill Pulp tonnage shipped to all K-C delivery points during a Freight Agreement Period;

D.            Group II Base Line means 46% of Pictou Mill Pulp tonnage shipped to all K-C delivery points during a Freight Agreement Period; and

E.              Freight Agreement Period means each period following the date of a Force Majeure Event that begins on the first day of a Force Majeure Period and ends six months after the end of such Force Majeure Period, unless the parties otherwise agree in writing. Additionally, if, as a result of a Reduction Notice given by Seller or K-C hereunder, the Terrace Bay Mill ceases supplying Pulp to K-C Delivery Points and the Pictou Mill delivers Pulp to K-C Delivery Points formerly supplied by Terrace Bay, the Freight Agreement Period shall begin on the date that Terrace Bay ceases supplying Pulp to K-C Delivery Points and shall continue in effect during the remaining term of this Agreement.

(ii)                                During any Freight Agreement Period:

A.           If Seller’s Pictou Mill ships more tons to Group I Delivery Points than the Group I Base Line, then Seller will pay K-C $8.00/ADMT for each ton in excess of the Group I Base Line;

B.             If Seller’s Pictou Mill ships less tons to Group I Delivery Points than the Group I Base Line, then K-C will pay Seller $8.00/ADMT for each ton less than the Group I Base Line;

C.             If Seller’s Pictou Mill ships more tons to Group II Delivery Points than the Group II Base Line, then K-C will pay Seller $8.00/ADMT for each ton in excess of the Group II Base Line; and

D.            If Seller’s Pictou Mill ships less tons to Group II Delivery Points than the Group II Base Line, then Seller will pay K-C $8.00/ADMT for each ton less than the Group II Base Line.

(iii)                               Such amounts shall be due and payable within thirty (30) days after the end of each calendar quarter (i.e., March 31, June 30, September 30 and December 31) during a Freight Agreement Period.

(iv)                              In no event will any payments made under this Section 9.01(f) by either party to the other party exceed $1,300,000 in any four (4) consecutive calendar quarters.

6.09                           Absence of a Resumption Notice by September 29, 2006 - In the event that Seller fails to issue a Resumption Notice for the Terrace Bay Mill on or before September 29, 2006, Seller shall immediately deliver a Seller Reduction Notice to K-C, for the amount of Seller’s Annual Supply Obligation for softwood Pulp sourced from the Terrace Bay Mill under this Agreement.  Subject to the limitations contained in Section 6.06(a), (b)(except the June 30, 2008 Effective Date), (c), (d) and (e), such Seller Reduction Notice shall take effect on March 31, 2007.

ARTICLE 7
CLAIMS: DISPUTE RESOLUTION

7.01                           Claims.  Claims by K-C relative to its inability to utilize the Pulp as a result of the failure of the Pulp to meet the Specifications must be made within thirty (30) calendar days after receipt and acceptance of the shipment by K-C at one of the Delivery Points.  K-C shall retain fifty percent (50%) of the Pulp shipment in dispute, when practical, pending examination by Seller or its nominee.  Seller shall examine the Pulp held by K-C or its consignee within ten (10) calendar days of notification by K-C, and Seller shall immediately notify K-C regarding how to dispose of any Pulp which is nonconforming.

7.02                           Dispute Resolution.  The parties shall attempt to resolve claims or other disputes arising with respect to this Agreement within ninety (90) calendar days of the time a claim or other dispute arises by presenting the major issues for resolution to appropriate level managers in the normal chain of command of the affected business units.

7.03                           Litigation.  Nothing herein, including the provisions of Section 7.02 above, shall prohibit either party from at any time pursuing or exercising any or all of its remedies at law or equity.

7.04                           Governing Law.  The interpretation, validity and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to choice of law provisions, and shall not be governed by the Convention on Contracts for the International Sale of Goods.

ARTICLE 8
INDEMNIFICATION

Each party hereto agrees to defend, indemnify and hold harmless the other party, its officers, directors, agents and employees, from and against any and all claims, demands, judgments, costs, expenses and damages for personal injury or property damage caused by the indemnifying party’s negligent act or omission or willful misconduct.

The foregoing indemnifications are subject to and conditioned upon:

(a)                                  prompt written notice being given to the indemnifying party by the indemnified party of any threatened or pending claim or other liability;

(b)                                 the indemnified party fully cooperating with the indemnifying party in the investigation and/or defense of any such claim or other liability; and

(c)                                  the indemnifying party having the absolute right to direct the defense and/or settlement of any such claim or other liability and to select counsel to represent it and the indemnified party.

ARTICLE 9
CONTINGENCIES

9.01                           Force Majeure.

(a)                                  If either party is prevented or delayed in the performance of its obligations under this Agreement because of a Force Majeure Event, then the obligations of the parties to sell and deliver or to purchase and receive Pulp shall be reduced or canceled during the Force Majeure Period with regard to the quantity of Pulp which cannot be delivered or purchased as a direct consequence of such event.

(b)                                 During the continuance of any one or more Force Majeure Event(s) impairing Seller’s ability to perform, Seller shall offer available supplies first to its long term contract customers, including K-C, and shall allocate to K-C quantities not less than that quantity determined by multiplying K-C’s percentage of such total long term contract amounts by the total available supply. During the continuance of any one or more Force Majeure Event(s) impairing K-C’s ability to accept or utilize Pulp, K-C’s obligations to purchase Pulp shall be reduced by such quantity as K-C shall be unable to accept or utilize.

(c)                                  Quantities which Seller is unable to deliver by reason of a Force Majeure Event shall be deducted from K-C’s Annual Purchase Obligation and Seller’s Annual Supply Obligation. If a Force Majeure Event shall prevent a party from performing its obligations under this Agreement for more than nine (9) months, the other party may, upon written notice, terminate this Agreement as to that portion affected by the Force Majeure Event.

(d)                                 The party affected by a Force Majeure Event shall promptly provide the other party with a Force Majeure Notice. During the Force Majeure Period, the parties will regularly communicate with each other about the progress, if any, that has been made in resolving the Force Majeure Event. Subject to Section 9.01(e) below, the parties shall cooperate to the extent commercially reasonable for the orderly resumption of the purchase and sale of Pulp following the end of the Force Majeure Period. Upon receipt of a Resumption Notice, the parties shall, subject to the provisions of Section 9.01(e) hereof, promptly endeavor to agree as appropriate upon quarterly estimates pursuant to Section 2.03 and K-C shall provide Seller with Delivery Schedules pursuant to Section 2.06.

(e)                                  Seller expects to issue a Resumption Notice to K-C on or before August 31, 2006.  In order to ensure an orderly and efficient resumption of production at the Terrace Bay Mill, Seller shall be obliged to sell and deliver Pulp sourced from the Terrace Bay Mill and K-C shall be obliged to purchase and accept delivery of such Pulp in the quantities and in the time periods set forth in the following table, unless the parties otherwise agree in writing:

	Required/Minimum Purchases/Sales per
Time Period	Month of Terrace Bay Pulp

September 2006	6,000	ADMT (if available)
October 2006	13,488	ADMT
November 2006	13,488	ADMT
December 2006	13,488	ADMT
Each Month in 2007	14,879	ADMT

(f)                                    If Seller fails to deliver a Resumption Notice to K-C on or before August 31, 2006 but delivers to K-C a Resumption Notice on or before  September 29, 2006, K-C may at its option seek alternative sources of Pulp, including entering into supply and purchase agreements for third party pulp. In such event, K-C may elect to reduce its 2006 and 2007 Annual Purchase Obligations for Pulp sourced from the Terrace Bay Mill, in an amount not to exceed 20,000 ADMT in the aggregate.  K-C may exercise this option by giving Seller a Step Down Notice on or before September 29, 2006 stating the aggregate amount of Pulp to be reduced (the “Reduction Amount”) during 2006 and 2007 (the “Reduction Period”) and specifying, for each month during the Reduction Period, the ADMT portion of the Reduction Amount to be exercised in such month.  Any Reduction in the Annual Purchase Obligation pursuant to this Section 9.01(f) shall reduce the corresponding Annual Supply Obligation in an equal amount.

9.02                           Environmental/Safety Laws.  Irrespective of any provision herein to the contrary, if Seller is unable to supply K-C with Pulp or K-C is unable to purchase and/or receive Pulp hereunder which complies with all applicable Environmental/Safety Laws, K-C may reduce the quantity of Pulp to be purchased hereunder in accordance with Section 9.01 during the period of non-compliance.  Notwithstanding any such reductions, K-C and Seller shall work together for a reasonable period of time (not to exceed ninety (90) days) to determine whether Seller can provide any Pulp not affected by Environmental/Safety Laws.  In the event Seller is unable to provide Pulp meeting Environmental/Safety Laws by the end of such ninety (90) day period, K-C may terminate this Agreement, in whole or in part, immediately upon written notice to Seller.

9.03                           Forestry Considerations.

(a)                                  In the event that as a result of Seller’s or TBPI’s forestry activities, continued use of Seller’s Pulp by K-C does, or in the reasonable judgment of K-C is likely to, result in a substantial loss of sales of K-C products or to otherwise materially and adversely affect the reputation of K-C or its products, K-C shall give Seller written notice of the facts or allegations upon which it relies to base its conclusion that continued use of Seller’s Pulp will likely cause such consequences (such notice is referred to herein as the “Section 9.03 Notice”). Within a reasonable time (not to exceed 90 days from the receipt of K-C’s Section 9.03 Notice), Seller and K-C shall discuss such facts or allegations and work together in good faith to arrive at a mutually agreeable solution to reasonably address such facts or allegations.

(b)                                 If Seller and K-C are able to agree on a mutually acceptable solution, that agreement will be reduced to writing and will set forth the respective obligations of the parties under the agreed solution. If Seller and K-C are unable to agree on a solution, then K-C shall have the right to terminate this Agreement as to the affected Pulp upon written notice effective not earlier than one year following the date of such written notice.

9.04                           Notice.  If either party is prevented or delayed in performance by any of the events specified in Section 9.01 or Section 9.02, the party affected shall give immediate written notice to the other party of the cause, the date of commencement and other relevant details of any such nonperformance, and to the best of its knowledge, the extent of such nonperformance and when deliveries, acceptance or utilization may be anticipated to resume.  The parties agree to cooperate with each other and to use all commercially reasonable efforts to resolve any such situation in good faith and in a timely manner.  Such resolution may include, but shall not be limited to, reapportioning or otherwise adjusting the Annual Purchase Obligation to be purchased by K-C during the term hereof and/or the Annual Supply Obligation.

ARTICLE 10
CONFIDENTIALITY

The specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a party in conjunction herewith are confidential and are subject to the terms of the Confidentiality provisions of the Distribution Agreement.

ARTICLE 11
CUSTOMS

K-C is certified by the U.S. Customs Service as compliant with the Customs-Trade Partnership Against Terrorism program (“C-TPAT”).  Seller agrees to familiarize itself with the applicable standards of the C-TPAT program  (i.e., see www.customs.gov/xp/cgov/import/ commercial_enforcement/ctpat/).  To the extent Seller deals with K-C in the supply chain of products to be imported into the U.S., Seller shall implement a verifiable, documented program that complies with C-TPAT standards and K-C’s requests that K-C reasonably believes are necessary to maintain K-C’s C-TPAT certification.   If K-C has received notice of non-compliance with C-TPAT from the U.S. Customs Service or a court or federal agency of competent jurisdiction or if K-C reasonably believes that Seller has failed to comply with the preceding sentence, K-C shall give Seller written notice stating in reasonable detail the factual basis for K-C’s claim of non-compliance, including a copy (if any) of the notice of non-compliance with C-TPAT from the U.S. Customs Service or a court or federal agency of competent jurisdiction. The parties shall attempt to resolve K-C’s claim in accordance with the Dispute Resolution procedure stated in §7.02 hereof and in good faith discussions among K-C, Seller and the U.S. Customs Service or court or federal agency of competent jurisdiction. If the parties have not resolved K-C’s claim to the reasonable satisfaction of K-C or within the time period the U.S. Customs Service provides to K-C for remedying the non-compliance, then K-C shall have the right to terminate this Agreement, in whole or in part, without penalty by giving 180 days written notice to Seller.

ARTICLE 12
GENERAL

12.01                     Parties Bound/Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns.  Neither party shall assign or transfer any right, obligation or interest, including sub-licensing and sub-contracting except as is customary in the industry,  under this Agreement without the prior written consent of the other, provided that either party may assign this Agreement to a wholly owned subsidiary and, except for the situation described in Section 6.02(e), either party may assign to a successor company by merger or corporate reorganization but only upon assumption by such successor of the assignor’s obligations under this Agreement.  K-C hereby consents to TBPI being a contract manufacturer of Pulp for Seller as set forth in this Agreement.

12.02                     Right of Offset.  Upon written notice to the other party, each party has the right to deduct from amounts owed to the other party undisputed amounts due and owing to it by the other party if those amounts go unpaid more than 60 days after they are due and owing.

12.03                     Compliance With Law.  Each party shall comply with all applicable laws, rules, regulations or other requirements of any governmental entity that affect such party’s obligations and other responsibilities hereunder in performing this Agreement.

12.04                     Independent Contractor Status.  Each party shall be an independent contractor in its performance of this Agreement and shall not be deemed, expressly or by implication, to be an agent, employee, representative or servant of the other for any purpose whatsoever.

12.05                     Waiver of Breach.  No waiver of breach or non-performance of any of the provisions of this Agreement shall be construed as a waiver of any succeeding breach or non-performance of the same or any other provision.

12.06                     Notices.  Other than routine communications in the ordinary course of performing any obligations under this Agreement, all notices and communications in connection with this Agreement shall be in writing and shall be deemed complete upon transmittal by a recognized international courier or by facsimile, with a confirmation of receipt, addressed to the parties hereto at their respective addresses or facsimile numbers set forth below:

if to Seller:

Neenah Paper, Inc.
Preston Ridge III, Suite 600
3460 Preston Ridge Road
Alpharetta, Georgia 30005
Attn: Chief Executive Officer
Phone: (678) 566-6500
Fax:  (678)  518-3283

with copy to:

Neenah Paper, Inc.
Preston Ridge III, Suite 600
3460 Preston Ridge Road
Alpharetta, Georgia 30005
Attn: General Counsel
Phone: (678) 566-6500
Fax:  (678)  518-3283

if to K-C:

Kimberly-Clark Global Sales, Inc.
2300 Winchester Road
Neenah, WI  54956
Attn: Director Virgin Fiber Procurement
Phone: (920) 721-4116
Fax:  (920)  721-4976

with copy to:

Chief Counsel, Neenah Operations
Kimberly-Clark Corporation
401 N. Lake Street
Neenah, WI 54957 –0349
Phone:  (920) 721-2000
Fax:  (920) 721-8446

or any other address or fax number and to the attention of any other person as either of the parties may specify hereafter by written notice to the other.

12.07                     Severability of Provisions.  If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable under law, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.08                     Headings.  Article and section headings used in this Agreement are for the purpose of reference only and shall not be considered in construing this Agreement.

12.09                     Entire Agreement.  This Agreement, including its Exhibits and documents referenced herein, constitutes the entire agreement between the parties related to the subject matter hereof, and cancels and supersedes all prior or contemporaneous agreements, whether oral or written, relating to the subject matter of this Agreement and all prior agreements, negotiations, dealings and understandings, whether written or oral, regarding the subject matter hereof are hereby superseded and merged into this Agreement.  No conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgement or acceptance of purchase order or shipping instruction, invoice or other forms containing terms or conditions at variance with or in addition to those set forth in this Agreement.

12.10                     Counterparts.  This Agreement may be executed by the parties in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

*******

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*******

IN WITNESS WHEREOF, this Agreement has been executed in multiple counterparts by the duly authorized representatives of the parties as of the date first written above.

NEENAH PAPER, INC.		KIMBERLY-CLARK GLOBAL SALES, INC.

BY:		BY:
	Sean T. Erwin		Dan M. Smith, Vice President
Chief Executive Officer

EXHIBIT A

NORTH AMERICAN ANNUAL  SOFTWOOD PULP PURCHASE OBLIGATIONS,
SUPPLY OBLIGATIONS, DELIVERY POINTS AND TRANSPORTATION TERMS

Northern Bleach Softwood Kraft (NBSK)

Contract Year	Annual Purchase Obligation (K-C)	Annual Supply Obligation (Seller)

2004 [Fourth Quarter Only]	93,000 ADMT (less tonnage transferred to K-C during the Fourth Quarter of 2004 prior to the Distribution Date)	93,000 ADMT (less tonnage transferred to K-C during the Fourth Quarter of 2004 prior to the Distribution Date)

2005	360,000 ADMT	360,000 ADMT

2006	235,000 ADMT	235,000 ADMT

2007†	240,000 ADMT	240,000 ADMT

2008 and all subsequent Contract Years	275,000 ADMT	275,000 ADMT

Phase Down Year 1	225,000 ADMT	225,000 ADMT

Phase Down Year 2	150,000 ADMT	150,000 ADMT

† Seller shall use its commercially reasonable best efforts so that, as of January 1, 2007, each K-C mill shall receive pulp solely from one Seller mill.

Delivery Points and Transportation Terms for K-C North America

Beech Island, SC	Chester, PA	Owensboro, KY
Huntsville, Ontario	Loudon, TN	Marinette, WI
Mobile, AL	Corinth, MS	Cellu-Tissue Mills*
Jenks, OK	New Milford, CT	Schweitzer-Mauduit Lee, MA Mill*

Delivery during the Phase Down Period to be consistent with tonnages across Delivery Points during the two contract years prior to the start of the Phase Down Period.

All transportation costs to be paid by Seller.

* Solely for fiber needs related to K-C products.

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NORTH AMERICAN ANNUAL  HARDWOOD PULP PURCHASE OBLIGATIONS,
SUPPLY OBLIGATIONS, DELIVERY POINTS AND TRANSPORTATION TERMS

Northern Bleached Hardwood Kraft (NBHK)

Contract Year	Annual Purchase Obligation (K-C)	Annual Supply Obligation (Seller)

2004 [Fourth Quarter Only]	High-Maple 10,000 ADMT* Aspen 12,500ADMT*	High-Maple 10,000 ADMT* Aspen 12,500ADMT*

2005	High-Maple 40,000 ADMT Aspen 40,000 ADMT	High-Maple 40,000 ADMT Aspen 40,000 ADMT

2006	High-Maple14,000 ADMT **	High-Maple14,000 ADMT **

2007†	High-Maple 20,000 ADMT	High-Maple 20,000 ADMT

2008	High-Maple 10,000 ADMT	High-Maple 10,000 ADMT

2009 and all subsequent contract years	No obligation	No obligation

* These amounts shall be reduced by any tonnage transferred to K-C during the Fourth Quarter of 2004 prior to the Distribution Date.

** The volume of this Pulp purchased for January 2006 though the end of June 2006 was about 14,000 ADMT.  Anticipating an August start up means start receiving Pulp again as of October 2006 and estimate receiving only 7,500 ADMT for the months of October through the end of December 2006.

† Seller will use its commercially reasonable best efforts so that, as of January 1, 2007, each K-C mill shall receive pulp solely from one Seller mill.

Delivery Points and Transportation Terms for K-C North America

Beech Island, SC	Chester, PA	Marinette, WI
Owensboro, KY	Huntsville, Ontario	Loudon, TN
Fullerton, CA*	Mobile, AL	Corinth, MS
Jenks, OK	New Milford, CT	Cellu-Tissue Mills**

All transportation costs to above delivery points to be paid by Seller.

* Seller willnot be required to deliver to Fullerton, CA after December 31, 2004

** Solely for fiber needs related to K-C products.

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EUROPE ANNUAL  SOFTWOOD PULP PURCHASE OBLIGATIONS,
SUPPLY OBLIGATIONS, DELIVERY POINTS AND TRANSPORTATION TERMS

Northern Bleached Softwood Kraft (NBSK)

Contract Year	Annual Purchase Obligation (K-C)	Annual Supply Obligation (Seller)

2004 [Fourth Quarter Only]	21,250 ADMT (less tonnage transferred to K-C during the Fourth Quarter of 2004 prior to the Distribution Date)	21,250 ADMT (less tonnage transferred to K-C during the Fourth Quarter of 2004 prior to the Distribution Date)

2005	80,000 ADMT	80,000 ADMT

2006	67,000 ADMT	67,000 ADMT

2007†	75,000 ADMT	75,000 ADMT

2008 and all subsequent Contract Years	70,000 ADMT	70,000 ADMT

Phase Down Year 1	52,500 ADMT	52,500 ADMT

Phase Down Year 2	35,000 ADMT	35,000 ADMT

Delivery Points and Transportation Terms for K-C North America

Beech Island, SC	Chester, PA	Owensboro, KY
Huntsville, Ontario	Loudon, TN	Marinette, WI
Mobile, AL	Corinth, MS	Cellu-Tissue Mills*
Jenks, OK	New Milford, CT	Schweitzer-Mauduit Lee, MA*

All transportation costs to above delivery points to be paid by Seller.

* Solely for fiber needs related to K-C products.

Delivery Points and Transportation Terms for K-C Europe

Europe (can only be supplied by Seller’s Pictou Mill)
Duffel	CIF* Flushing
Northfleet	CIF* Northfleet
Barrow	CIF* Northfleet/Barrow
Rouen	CIF* Rouen
Salamanca	CIF* Santander
VSE	CIF* Rouen

* As defined according to INCOTERMS 2001(or applicable latest edition).

END OF EXHIBIT A

3

EXHIBIT B

Kimberly-Clark Raw Material Specifications

K-C Raw Material Specification (RMS) documents listed below are incorporated herein by reference.  These documents are controlled by the K-C Corporate Quality Systems & Compliance team in Neenah, Wisconsin.  Copies of RMS documents are forwarded directly to Seller’s Sales Department and are otherwise available upon request.  These documents are the primary source of information necessary to specify pulp for K-C pursuant to this Agreement.

Pulp Grade Specifications

K-C RMS Department	Material
RM 2763	LL-19 ECF
RM 3061	LL-16 ECF
RM 3082	Pictou Harmony
RM 3087	Hi-Mape Pictou

The RMS documents listed above contain Quality Parameters and summarize key aspects of pulp quality mutually agreed to by K-C and Seller.  As used therein, Quality Parameters have the following definitions:

ACCEPTANCE Characteristics:  used to determine suitability of pulp for shipment to K-C.

TRACKING Characteristics:  not for ACCEPTANCE, but run-to-target is expected, per vendor test results.

OTHER Instructions:  additional features of the material and packaging details for shipping.

The RMS documents listed above shall govern purchases by all K-C locations.  Should any K-C location seek different specifications for pulp to be delivered to a specific mill(s), such requirements shall be detailed in a K-C regional Purchase Order, and shall be accommodated in accordance with Section 3.02 of this Agreement.

In order to continually and accurately specify the pulp materials being purchased by K-C, the RMS documents listed above, any exceptions thereto, and the information shown in this EXHIBIT B, may  be modified from time to time upon mutual written agreement between K-C and Seller. All mutually approved modifications will be communicated in writing and on a timely basis to all concerned parties.

END OF EXHIBIT B

4

EXHIBIT C

DISCOUNT  SCHEDULE

Northern Bleached Softwood Kraft (NBSK)

NORTH AMERICA:       % off of the North American Transaction Price for the prior month.

EUROPE:       % off of the European Transaction Price for  the prior month.

Northern Bleached Hardwood Kraft (NBHK) (North America only)

Aspen:       % off the North American Transaction Price for the prior month.

Maple:       %  off the North American Transaction Price for the prior month.

END OF EXHIBIT C

5

EXHIBIT D

CERTIFICATE

Seller will provide the following information for all bleached kraft Pulp grades manufactured by Seller and supplied to Kimberly-Clark Global Sales, Inc.

1.                                       The Pulp has been sampled in the past year and found to be non-detectable for 2,3,7,8 -TCDD (dioxin). We use elemental chlorine free bleaching for all Pulp delivered to Kimberly-Clark Global Sales, Inc.

2.                                       The Pulp has been sampled for CONEG heavy metals in the past year.  All metals were non-detectable in all samples and, therefore, easily meet the 100 ppm CONEG requirement.

3.                                       All wood Pulp produced by Seller is manufactured with conventional processes and is considered Generally Recognized As Safe (GRAS) as an indirect food additive under 21 CFR 186.1673.  Based on this listing, a complete survey of our raw material suppliers and an independent review by technical and legal consultants, our products and raw materials also conform to 21 CFR 176.170 – Indirect Food Additives: Paper and Paperboard Components.

4.                                       In addition, Seller does not use ozone depleting substances (ODS) in the manufacture of its bleached kraft Pulp.

Contact us if you require additional information.

Date & Location

Signature
Title

END OF EXHIBIT D

6

SCHEDULE A

NORTH AMERICAN AND EUROPEAN ANNUAL SOFTWOOD PULP PURCHASE OBLIGATIONS, SUPPLY OBLIGATIONS, DELIVERY POINTS AND TRANSPORTATION TERMS FOLLOWING THE EFFECTIVE DATE OF A REDUCTION NOTICE BY SELLER OR K-C

Northern Bleach Softwood Kraft (NBSK)

Contract Year*	Annual Purchase Obligation (K-C)**	Annual Supply Obligation (Seller)**

2007†	235,000 ADMT	235,000 ADMT

2008 and all subsequent Contract Years	215,000 ADMT	215,000 ADMT

Phase Down Year 1	165,000 ADMT	165,000 ADMT

Phase Down Year 2	101,000 ADMT	101,000 ADMT

* The prorated tonnage for any Contract Year during which a Reduction Notice becomes effective shall be determined by multiplying the applicable Annual Purchase/Supply tonnage for such Contract Year by a fraction the numerator of which is the number of days from and including the Effective Date through the last day of such Contract Year and the denominator of which is 365.

** K-C’s purchases of Pulp in any Contract Year for shipment to European Delivery Points shall be no less than 15% of K-C’s Annual Purchase Obligation in each Contract Year unless otherwise mutually agreed.

† Seller shall use its commercially reasonable best efforts so that, as of January 1, 2007, each K-C mill shall receive pulp solely from one Seller mill; provided, however, following the Effective Date of a Reduction Notice, each K-C mill shall receive Pulp solely from Seller’s Pictou Mill.

Delivery Points and Transportation Terms for K-C North America

Beech Island, SC	Chester, PA	Owensboro, KY
Huntsville, Ontario	Loudon, TN	Marinette, WI
Mobile, AL	Corinth, MS	Cellu-Tissue Mills*
Jenks, OK	New Milford, CT	Schweitzer-Mauduit Lee, MA*

All transportation costs to above delivery points to be paid by Seller.

* Solely for fiber needs related to K-C products.

7

Delivery Points and Transportation Terms for K-C Europe

Europe (can only be supplied by Seller’s Pictou Mill)
Duffel	CIF* Flushing
Northfleet	CIF* Northfleet
Barrow	CIF* Northfleet/Barrow
Rouen	CIF* Rouen
Salamanca	CIF* Santander
VSE	CIF* Rouen

* As defined according to INCOTERMS 2001(or applicable latest edition).

END OF SCHEDULE A

8